Exhibit 99.1

Patterson Companies Reports Third Quarter Operating Results

St. Paul, Minn—Feb. 21, 2012— Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $915,861,000 in its fiscal third quarter, ended Jan. 26, 2013, an increase of 2.3% from $895,030,000 in the year-earlier period. Net income was $53,630,000, or $0.52 per diluted share, compared to net income of $53,108,000, or $0.50 per diluted share, in the year-ago period.

All Patterson Companies’ business lines in the fiscal 2013 third quarter were affected by two fewer days in the selling period, due to the company’s fiscal calendar and the timing of holidays. This is most notable in the consumable categories with an approximate 2 percentage point negative impact, on a comparable basis to the year-ago results.

Patterson Dental

Sales for Patterson Dental, Patterson’s largest business, increased 3.5% from the year-earlier period to $626,494,000 in the third quarter of fiscal 2013.

•	Sales of consumable dental supplies, adjusted to exclude the impact of the fewer selling days in the period, were up 1.2% (down 0.9%, as reported)

•	Sales of dental equipment and software rose nearly 10% from the year-earlier level, driven by strong performances in technology categories, particularly digital imaging

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, were up 2.3% from last year’s third quarter

Scott P. Anderson, president and chief executive officer, commented: “We are pleased with Patterson’s third-quarter performance. Within Patterson Dental we posted solid sales levels, led by sales of CEREC® systems and digital radiography products. Sales of the industry-leading CEREC Omnicam system – an innovative 3D CAD/CAM digital camera for dentists – had been constrained last quarter due to product availability issues. Sales in this quarter were robust, as the manufacturer, Sirona Dental Systems, Inc., fulfilled their delivery commitments. We believe there are growth opportunities from all our technology offerings as dentistry migrates to a digital platform, and we will continue to support these categories with targeted marketing initiatives, as necessary.”

Patterson Veterinary

Third quarter fiscal 2013 sales for the Patterson Veterinary unit increased 2.4%, adjusted to exclude the impact of the fewer selling days (up 0.4%, as reported), to $175,408,000. Also, excluding the impact from the change in a nutritional distribution agreement in the spring of 2012, sales would have grown by approximately 7 additional percentage points in the period. Effective Jan. 1, 2013, Patterson Companies renamed its Webster Veterinary Supply unit to Patterson Veterinary Supply. In a move designed to further leverage the Patterson brand, the company believes it is strengthening its visibility and position in the United States companion-pet veterinary market.

Anderson continued: “Patterson Veterinary constituted approximately 20% of Patterson Companies’ total sales levels in the third quarter. Year-over-year performance was driven by gains in consumable supply sales. Despite the challenging economy, and what is typically the seasonally slowest period for this business, we continue to see positive trends in this unit. We remain committed to building our equipment and technical service strategy to capture market share as pet owners increase their veterinary care spending. We believe we can continue to reshape the market, as Patterson redefines the industry sales model.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment unit, declined slightly to $113,959,000, primarily reflecting weak equipment sales during the quarter. Sales from Patterson Medical currently represent approximately 15% of total company sales.

Anderson concluded: “Patterson Medical sales were essentially in-line with our internal forecasts for the third quarter. Performance has been affected by the continued uncertainty surrounding the nation’s health care system and in international markets from the continued austerity measures that have dampened demand throughout fiscal 2013. Although this situation is likely to persist in the short-term, we believe Patterson Medical is well positioned to leverage its technology and portfolio of value-added products to capture future growth opportunities in the rehabilitation market.”

Year to Date Results

Consolidated sales for the first nine months of fiscal 2013 totaled $2,672,279,000, an increase of nearly 3% from $2,599,327,000 in the year-earlier period. Net income was $146,710,000, or $1.41 per diluted share, compared to net income of $150,672,000, $1.34 per diluted share, in the year-ago period.

During the third quarter Patterson repurchased approximately 1.4 million common shares under its 25 million share buyback authorization that expires in 2016. Approximately 7 million shares remain available for repurchase under this authorization.

Patterson maintained its financial guidance for fiscal 2013 for earnings per diluted share of $2.00 to $2.06.

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4594665.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

Source: Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 28,	January 26,	January 28,
	2013	2012	2013	2012
Net sales	$915,861	$895,030	$2,672,279	$2,599,327
Gross profit	300,293	289,534	866,592	848,793
Operating expenses	210,755	199,628	616,593	593,635

Operating income	89,538	89,906	249,999	255,158
Other expense, net	(7,738)	(8,043)	(25,081)	(19,393)

Income before taxes	81,800	81,863	224,918	235,765
Income taxes	28,170	28,755	78,208	85,093

Net income	$53,630	$53,108	$146,710	$150,672

Earnings per share:
Basic	$0.53	$0.50	$1.42	$1.35
Diluted	$0.52	$0.50	$1.41	$1.34
Shares:
Basic	102,130	106,504	103,624	111,539
Diluted	102,896	107,206	104,374	112,226
Dividends declared per common share	$0.14	$0.12	$0.42	$0.36
Gross margin	32.8%	32.3%	32.4%	32.7%
Operating expenses as a % of net sales	23.0%	22.3%	23.1%	22.8%
Operating income as a % of net sales	9.8%	10.0%	9.4%	9.8%
Effective tax rate	34.4%	35.1%	34.8%	36.1%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 26,	April 28,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$472,449	$573,781
Receivables, net	421,506	464,869
Inventory	352,646	319,952
Prepaid expenses and other current assets	41,527	44,911

Total current assets	1,288,128	1,403,513

Property and equipment, net	191,385	195,465
Goodwill and other intangible assets	1,022,437	1,022,809
Investments and other	135,540	117,581

Total Assets	$2,637,490	$2,739,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$220,870	$207,915
Other accrued liabilities	186,157	196,733
Current maturities of long-term debt	50,000	125,000

Total current liabilities	457,027	529,648

Long-term debt	725,000	725,000
Other non-current liabilities	104,730	109,518

Total liabilities	1,286,757	1,364,166

Stockholders’ equity	1,350,733	1,375,202

Total Liabilities and Stockholders’ Equity	$2,637,490	$2,739,368

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 28,	January 26,	January 28,
	2013	2012	2013	2012
Consolidated Net Sales
Consumable and printed products	$551,149	$550,888	$1,725,465	$1,695,822
Equipment and software	292,726	273,573	726,687	687,249
Other	71,986	70,569	220,127	216,256

Total	$915,861	$895,030	$2,672,279	$2,599,327

Dental Supply
Consumable and printed products	$308,700	$311,356	$934,234	$932,461
Equipment and software	254,033	231,372	615,282	567,312
Other	63,761	62,313	193,519	189,240

Total	$626,494	$605,041	$1,743,035	$1,689,013

Rehabilitation Supply
Consumable and printed products	$80,628	$80,510	$273,446	$272,235
Equipment and software	27,301	28,783	85,635	91,542
Other	6,030	6,053	19,290	19,591

Total	$113,959	$115,346	$378,371	$383,368

Veterinary Supply
Consumable and printed products	$161,821	$159,022	$517,785	$491,126
Equipment and software	11,392	13,418	25,770	28,395
Other	2,195	2,203	7,318	7,425

Total	$175,408	$174,643	$550,873	$526,946

Other (Expense) Income, net
Interest income	$1,151	$1,052	$3,492	$3,778
Interest expense	(9,113)	(8,358)	(27,808)	(20,880)
Other	224	(737)	(765)	(2,291)

	$(7,738)	$(8,043)	$(25,081)	$(19,393)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 26,	January 28,
	2013	2012
Operating activities:
Net income	$146,710	$150,672
Depreciation & amortization	33,307	30,432
Stock-based compensation	10,985	9,428
ESOP compensation	17,100	544
Change in assets and liabilities, net of acquired	(28,766)	37,586

Net cash provided by operating activities	179,336	228,662

Investing activities:
Additions to property and equipment, net of disposals	(14,259)	(25,051)
Acquisitions and equity investments	(14,650)	(14,193)

Net cash used in investing activities	(28,909)	(39,244)

Financing activities:
Dividends paid	(43,745)	(39,800)
Share repurchases	(140,468)	(323,519)
Proceeds from issuance of long-term debt	—	325,000
Other financing activities	(65,790)	7,935

Net cash used in financing activities	(250,003)	(30,384)

Effect of exchange rate changes on cash	(1,756)	(9,607)

Net increase (decrease) in cash and cash equivalents	$(101,332)	$149,427